                          AMERICAN CENTURY INVESTMENTS
                                4500 MAIN STREET
                           KANSAS CITY, MISSOURI 64111

November 7, 2006

VIA EDGAR

Mr. Howie Hallock, Jr.
Securities and Exchange Commission
100 F Street NE
Washington, DC  20549

Re:  Acceleration of Effective Date for American Century Mutual Funds, Inc. (the
     "Registrant") (2-14213, 811-0816)

Dear Mr. Hallock:

     As you are aware,  the Registrant and its principal  underwriter,  American
Century Investment  Services,  Inc. (the  "Underwriter"),  have orally requested that the  Registrant's  registration  statement on Form N-14 become effective on
Thursday,  November 9, 2006.  The purpose of this letter is to confirm such fact and confirm that the Registrant and Underwriter  are aware of their  obligations under the Securities Act of 1933.

                                       Sincerely,

                                       AMERICAN CENTURY MUTUAL
                                       FUNDS, INC.

                                       By:  /s/ Brian L Brogan
                                            ------------------------------------
                                            Brian L. Brogan
                                            Assistant Vice President

                                       AMERICAN CENTURY INVESTMENT
                                       SERVICES, INC.

                                       By:  /s/ Brian L. Brogan
                                            ------------------------------------
                                            Brian L. Brogan
                                            Assistant Secretary